                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                      STERLING  CHEMICALS  HOLDINGS,  INC.
                   ----------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.01 per share
                  -------------------------------------------
                         (Title of Class of Securities)

                                 85916 E 10 3
                   ----------------------------------------
                                 (CUSIP Number)

                                                       David J. Graham
       Frank J. Hevrdejs                            Andrews & Kurth L.L.P.
Eight Greenway Plaza, Suite 702                    4200 Texas Commerce Tower
      Houston, Texas 77046                           Houston, Texas 77002
         (713) 877-8257                                 (713) 220-4200
                     _____________________________________
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                September 12, 1996
                    --------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13G, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: ___


     Check the following box if a fee is being paid with the statement ___. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank P. Diassi                                                   ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    541,670
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               541,670
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      541,670
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.97%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hunter Nelson                                                     ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   52,410
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               52,410
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      52,410
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.48%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William C. Oehmig                                                 ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    345,963
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               345,963
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      345,963
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank J. Hevrdejs                                                 ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   750,001
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               750,001
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      750,001
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.89%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Rheney Living Trust (Susan O. Rheney and Clarke Rheney,
       Trustees)
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   41,670
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               41,670
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,670
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.38%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Associates, Inc.                                  13-3706407
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,757,430
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,757,430
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,757,430
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.14%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Associates, L.P.                                  13-3706321
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      AF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,757,430
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,757,430
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,757,430
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.14%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/Merchant Partners, L.P.                                   13-3737437
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    433,160
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               433,160
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      433,160
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.98%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Equity Partners I, L.P.                                   13-3834258
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    382,370
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               382,370
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      382,370
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.51%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/European Re, L.P.                                         98-0154020
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      00
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    254,920
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               254,920
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      254,920
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.34%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/Merban, L.P.                                              98-013328
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    509,830
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               509,830
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      509,830
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.68%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Corporation                                       13-3706408
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    75,900
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               75,900
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,900
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.70%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Partners, L.P.                                    13-3706324
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    75,900
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               75,900
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,900
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.70%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CS First Boston Merchant Investments 1995/96, L.P.                13-3860592
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    75,900
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               75,900
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,900
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.70%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert B. Calhoun, Jr.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,833,330
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,833,330
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,833,330
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.83%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Koch Equities, Inc.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      AF
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   1,000,000
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               1,000,000
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               0
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Koch Industries, Inc.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Kansas
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    1,000,000
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               1,000,000
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,000,000
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Growth Fund II, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    557,947
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               557,947
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      557,947
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.12%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OGP II, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    557,947
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               557,947
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      557,947
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.12%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Executive Fund, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    6,670
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               6,670
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,670
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.06%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OEF, L.P.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    6,670
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               6,670
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,670
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.95%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      LJM, L.L.C.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RSM, L.L.C.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Conroy, L.L.C.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Louis J. Mischianti
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert S. Morris
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James A. Conroy
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FSI No. 2 Corporation                                             51-0373138
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

       WC
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fayez Sarofim & Co.
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO, IA
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.    85916E103
- -------------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fayez Sarofim                                                     ###-##-####
- -------------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (A)  [ ]

                                                                                                       (B)  [X]
- -------------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY


- -------------------------------------------------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
- -------------------------------------------------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR  2(E)              [ ]


- -------------------------------------------------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION


- -------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

   NUMBER OF                   0
                          -----------------------------------------------------------------------------------------------
    SHARES                8    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    564,617
                          -----------------------------------------------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
  REPORTING
                               0
   PERSON                 -----------------------------------------------------------------------------------------------
    WITH                  10   SHARED DISPOSITIVE POWER

                               564,617
- -------------------------------------------------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      564,617
- -------------------------------------------------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                [X]


- -------------------------------------------------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.18%
- -------------------------------------------------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
- -------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Schedule 13D/A Amendment No. 1 (the "Amendment No.1") amends the
Schedule 13D (the "Schedule 13D") filed jointly by the same parties filing this Amendment No. 1 with respect to the common stock (the "Common Stock"), par value $.01 per share, of Sterling Chemicals Holdings, Inc. ("Holdings" or the "Issuer"). This Amendment No. 1 is filed as a result of the consummation of the purchase of 463,654 additional shares (the "Additional Shares") of Common Stock by certain of the joint filers of the Schedule 13D and this Amendment No. 1 as contemplated under Item 4 of the Schedule 13D. Any defined terms used but not defined herein, shall have the meanings previously set forth in the
Schedule 13D.

ITEM 1.  SECURITY AND ISSUER

         Not amended.

ITEM 2.  IDENTITY AND BACKGROUND

         Not amended.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        Not amended, as in the case of each acquiring party, the Additional Shares were acquired by utilizing the same source of funds as the shares of Common Stock acquired pursuant to the Equity Private Placement.

ITEM 4.  PURPOSE OF TRANSACTIONS

         Item 4 of the Schedule 13D is hereby amended and restated to read, in its entirety, as follows:

         Although each of the Investors acquired the shares of Common Stock primarily for investment purposes, by entering into the Voting Agreement, each of such Investors has agreed to vote their respective shares in favor of a nominee to the Board of Directors of Holdings selected by each of Koch Equities and the Clipper Investors. All of the shares of Common Stock held by the Investors, including the Additional Shares, are subject to the terms and provisions of the Voting Agreement. None of the Investors has any plans, nor has any of them made any proposals, which relate to or would result in any of the subjects covered in paragraphs (a) through (j) of Item 4 to Schedule 13D. However, each of the Investors reserves the right to acquire additional shares, to dispose of shares or to formulate other purposes, plans or proposal to the extent deemed advisable in light of their respective investment policies, market conditions and other factors.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5 of the Schedule 13D is hereby amended and restated to read, in its entirety, as follows:

         Each of the Investors, pursuant to the Voting Agreement, has agreed to, among other things, certain voting provisions with respect to the election of directors. As a result of the Voting Agreement, the parties thereto may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. In total, 5,693,718 shares, representing 52.28% of the shares of Common Stock reported to be outstanding by the Company in its Current Report of Form 8-K, dated as of August 21, 1996, are subject to the Voting Agreement. However, each of the Investors expressly disclaims (i) membership in such group and (ii) beneficial ownership of such shares of Common Stock, other than shares expressly identified herein as beneficially owned by such Investors. The Voting Agreement was filed as an exhibit to the Schedule 13D and is incorporated herein by reference. In addition, the information contained in Item 6 of the Schedule 13D is incorporated herein by reference.

      A. The Individual Investors

       (a) Frank P. Diassi and Marianne R. Diassi, as joint tenants with right of survivorship, may each be deemed to directly beneficially own 541,670 shares of Common Stock. Of such shares, 453,630 were purchased pursuant to the Equity Private Placement and 88,040 were Additional Shares. Such shares in the aggregate constitute approximately 4.97% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

       (b) Frank J. Hevrdejs may be deemed to directly beneficially own 750,001 shares of Common Stock. Of such shares, 597,001 were Rollover Shares, 64,960 were purchased pursuant to the Equity Private Placement and 88,040 were Additional Shares. Such shares in the aggregate constitute approximately 6.89% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

       (c) Hunter Nelson may be deemed to directly beneficially own 52,410 shares of Common Stock; such shares constitute approximately 0.48% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

       (d) William C. Oehmig and Margaret W. Oehmig, as tenants in common, may each be deemed to directly beneficially own 345,963 shares of Common Stock. Of such shares, 312,623 were Rollover Shares and 33,340 were purchased pursuant to the Equity Private Placement. Such shares constitute approximately 3.18% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

      B.  The Trustee Investor

   The Rheney Living Trust, and Susan O Rheney and Clarke Rheney as trustees of such trust, may each be deemed to directly beneficially own 41,670 shares of Common Stock; such shares constitute approximately

0.38% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

    C. The Clipper Investors

       (a) (i) Clipper I may be deemed to directly beneficially own 382,370 shares of Common Stock; Clipper II may be deemed to directly beneficially own 433,160 shares of Common Stock; Clipper III may be deemed to directly beneficially own 509,830 shares of Common Stock; Clipper IV may be deemed to directly beneficially own 254,920 shares of Common Stock; CSFB Investments may be deemed to directly beneficially own 75,900 shares of Common Stock; and Clipper Associates may be deemed to directly beneficially own 2,160 shares of Common Stock and indirectly beneficially own 174,990 shares of Common Stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares of common stock of Holdings. Such shares of Common Stock include Additional Shares in the amount of 57,640 shares with respect to Clipper I; 65,290 shares with respect to Clipper II; 76,850 shares with respect to Clipper III; 38,430 shares with respect to Clipper IV and 350 shares with respect to Clipper Associates. In the aggregate, such 1,833,330 shares of Common Stock deemed to be beneficially owned by such entities constitute approximately 16.83% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

           (ii) By virtue of its status as the sole general partner of Clipper
I and Clipper II, and its status as sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to the shares of Common Stock held by each of such partnerships, Clipper Associates may be deemed to be, for purposes of this Schedule 13D, the indirect beneficial owner of all of the 1,580,280 shares of Common Stock deemed to be directly beneficially owned, in the aggregate, by Clipper I, Clipper II, Clipper III and Clipper IV.

          (iii) By virtue of its status as the sole general partner of Clipper Associates, Clipper may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 1,757,430 shares of Common Stock deemed to be directly and indirectly beneficially owned by Clipper Associates.

           (iv) By virtue of its exercising sole voting and dispositive power with respect to the Shares directly beneficially owned by CSFB Investments, Clipper Management may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock deemed to be directly beneficially owned by CSFB Investments.

            (v) By virtue of its status as the sole general partner of Clipper Management, Clipper Capital may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock deemed to be indirectly beneficially owned by Clipper Management.

            (vi) By virtue of his ownership of all of the outstanding capital stock of Clipper and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 1,757,430 shares of Common Stock deemed to be indirectly beneficially owned by Clipper. In addition, by virtue of his ownership of all of the outstanding capital stock of Clipper Capital and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock indirectly beneficially owned by Clipper Capital.

       (b) Clipper Associates holds 174,990 shares of Common Stock as nominee for individuals who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The form of nominee agreement (the "Nominee Agreement") has been filed as an exhibit to this Statement on Schedule 13D and is incorporated herein by reference.

    D. Koch

       (a) (i) Koch Equities may be deemed to directly beneficially own 1,000,000 shares of Common Stock; such shares constitute approximately 9.18% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

            (ii) Koch Industries, by virtue of its status as the owner of 100% of the outstanding capital stock of Koch Equities, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 1,000,000 shares of common stock of Holdings deemed to directly beneficially owned by Koch Equities.

E. FSI No. 2 Corporation

       (a) (i) FSI No. 2 may be deemed to directly beneficially own 564,617 shares of Common Stock. Of such shares, 545,830 were purchased pursuant to the Equity Private Placement and 18,787 were Additional Shares. Such shares in the aggregate constitute approximately 5.18% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

            (ii) Fayez Sarofim & Co., by virtue of its status as the owner of 100% of the outstanding capital stock of FSI No. 2, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 564,617 shares of Common Stock deemed to be directly beneficially owned by FSI No. 2.

           (iii) Fayez Sarofim, by virtue of his status as the owner of a majority of the outstanding capital stock of Fayez Sarofim & Co. may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 564,617 shares of Common Stock deemed to be indirectly beneficially owned by Fayez Sarofim & Co.

F. Olympus

       (a) (i) Olympus Growth may be deemed to directly beneficially own 557,947 shares of Common Stock. Of such shares, 539,160 were purchased pursuant to the Equity Private Placement and 18,787 were Additional Shares. Such shares in the aggregate constitute approximately 5.12% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

            (ii) Olympus Executive may be deemed to directly beneficially own 6,670 shares of Common Stock; such shares constitute approximately 0.06% of the 10,890,837 shares of Common Stock reported to be outstanding by the Issuer in its Current Report on Form 8-K, dated as of August 21, 1996.

           (iii) OGP, by virtue of its status as the sole general partner of Olympus Growth, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 557,947 shares of Common Stock deemed to be directly beneficially owned by Olympus Growth.

            (iv) OEF, by virtue of its status as the sole general partner of Olympus Executive, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 6,670 shares of Common Stock deemed to be directly beneficially owned by Olympus Executive.

             (v) Each of LJM, RSM and Conroy, by virtue of their status as general partners of OGP and OEF, may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all of the aggregate 564,617 shares of Common Stock deemed to be indirectly beneficially owned by OGP and OEF.

            (vi) Each of Louis J. Mischianti, Robert S. Morris and James A. Conroy, by virtue of their status as the majority owner of LJM, RSM and Conroy, respectively, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the aggregate 564,617 shares of Common Stock deemed to be indirectly beneficially owned by LJM, RSM and Conroy, respectively. Paragraphs (c) and (e) are inapplicable with respect to all of the Investors and the Additional Reporting Persons.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Not amended.

ITEM 7.  MATERIAL FILED AS EXHIBITS

         Not amended.

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                               FRANK P. DIASSI AND MARIANNE R.
                                               DIASSI, JOINT TENANTS WITH RIGHT
                                               OF SURVIVORSHIP


                                               /s/ FRANK P. DIASSI
                                               _______________________________
                                               Frank P. Diassi


                                               /s/ MARIANNE R. DIASSI
                                               _______________________________
                                               Marianne R. Diassi

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                              /s/ HUNTER NELSON
                                              ________________________________
                                              Hunter Nelson

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996



                                             WILLIAM C. OEHMIG AND MARGARET W.
                                             OEHMIG, TENANTS-IN-COMMON


                                            /s/ WILLIAM C. OEHMIG
                                             _________________________________
                                             William C.Oehmig


                                             /s/ MARGARET W. OEHMIG
                                             _________________________________
                                             Margaret W. Oehmig

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                             /s/ FRANK J. HEVRDEJS
                                             _________________________________
                                             Frank J. Hevrdejs

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996



                                             THE RHENEY LIVING TRUST
                                             By: Susan O. Rheney, as Trustee



                                             /s/ SUSAN O. RHENEY
                                             _________________________________
                                             Susan O. Rheney

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996





CLIPPER CAPITAL ASSOCIATES, INC.             CLIPPER CAPITAL CORPORATION

CLIPPER CAPITAL ASSOCIATES, L.P.             CLIPPER CAPITAL PARTNERS, L.P.
By: Clipper Capital Associates, Inc.         By: Clipper Capital Corporation
its General Partner                          its General Partner

CLIPPER EQUITY PARTNERS I, L.P.              CS FIRST BOSTON MERCHANT
BY: Clipper Capital Associates, L.P.         INVESTMENTS 1995/96, L.P.
its General Partner                          By: Clipper Capital Partners, L.P.
                                             Attorney-in-Fact
Clipper Capital Associates, Inc.:            BY: Clipper Capital Corporation
its General Partner                          its General Partner

CLIPPER/MERCHANT PARTNERS, L.P            By: /s/ DANIEL V. CAHILLANE
By: Clipper Capital Associates, L.P.          ________________________________
its General Partner                           Name:  Daniel V. Cahillane
                                              Title: Secretary and Treasurer
By: Clipper Capital Associates, Inc.
its General Partner


CLIPPER/MERBAN, L.P.
By: Clipper Capital Associates, L.P.
its General Partner

By: Clipper Capital Associates, Inc.
its General Partner

CLIPPER/EUROPEAN RE, L.P.
By: Clipper Capital Associates, L.P.
its General Partner

By: Clipper Capital Associates, Inc.
its General Partner

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996








                                             /s/ ROBERT B. CALHOUN, JR.
                                             _________________________________
                                             Robert B. Calhoun, Jr.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                         FSI No. 2 Corporation



                                         By: /s/ RAYE G. WHITE
                                             -----------------------
                                         Name:  Raye G. White
                                         Title: Executive Vice President

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                             FAYEZ SAROFIM & CO.


                                                /s/ RAYE G. WHITE
                                             By:_______________________________
                                             Name:  Raye G. White
                                             Title: Executive Vice President

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996



                                             /s/ FAYEZ SAROFIM
                                             _________________________________
                                             Fayez Sarofim

                                   SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                             KOCH EQUITIES, INC.


                                             /s/ JOHN PITTENGER
                                         By: _________________________________
                                         Name:  John Pittenger
                                         Title: President

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996




                                             KOCH INDUSTRIES, INC.


                                             By: /s/ JOHN PITTENGER
                                                _____________________________
                                             Name: John Pittenger
                                             Title: Vice President

                                   SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996




                                          OLYMPUS GROWTH FUND II, L.P.


                                          By:  OGP II, L.P., its General Partner
                                          By:  LJM, L.L.C.
                                               its General Partner



                                          By: /s/ LOUIS J. MISCHIANTI
                                                  ___________________
                                          Name:   Louis J. Mischianti
                                          Title:  Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996



                                       OLYMPUS EXECUTIVE FUND, L.P.


                                       By:  OEF, L.P., its General Partner
                                       By:  LIM, L.L.C.
                                            its General Partner




                                           /s/ LOUIS J. MICHIANTI
                                       By: ___________________________________
                                       Name:  Louis J. Mischianti
                                       Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996



                                             OGP II, L.P.

                                             By: Conroy, L.L.C.
                                                 its General Partner


                                               /s/ JAMES A. CONROY
                                            By:______________________________
                                            Name:  James A. Conroy
                                            Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                             OEF, L.P.

                                             By: Conroy, L.L.C.
                                                 its General Partner



                                                /s/ JAMES A. CONROY
                                             By:______________________________
                                             Name:   James A. Conroy
                                             Title:  Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996



                                             LJM, L.L.C.

                                                /s/ LOUIS J. MISCHIANTI
                                             By:_______________________________
                                             Name:  Louis J. Mischianti
                                             Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996



                                             RSM, L.L.C.

                                                 /s/ ROBERT S. MORRIS
                                             By: _____________________________
                                             Name:  Robert S. Morris
                                             Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



September 19, 1996



                                             CONROY, L.L.C.

                                                 /s/ JAMES A. CONROY
                                             By: _____________________________
                                             Name:  James A. Conroy
                                             Title: Member

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996


                                             /s/ LOUIS J. MISCHIANTI
                                             _________________________________
                                             Louis J. Mischianti

                                   SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996

                                             /s/ ROBERT S. MORRIS
                                             __________________________________
                                             Robert S. Morris

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 19, 1996

                                             /s/ JAMES A. CONROY
                                             _________________________________
                                             James A. Conroy